                                                                      EXHIBIT 11



                         CHATTEM, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS FOR THE YEARS ENDED NOVEMBER 30, 2000, 1999 AND 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                        2000              1999              1998
                                                    -----------       -----------       -----------
NET INCOME:
  Income (loss) before extraordinary loss and
    change in accounting principle...........       $     (197)       $   22,541        $   18,128
  Extraordinary loss.........................             (920)           (2,385)           (2,859)
  Change in accounting principle.............             (542)               --                --
                                                    -----------       -----------       -----------
      Net income (loss)......................       $   (1,659)       $   20,156        $   15,269
                                                    ===========       ===========       ===========

NUMBER OF COMMON SHARES:
  Weighted average outstanding..............             9,411             9,747             9,374
  Issued upon assumed exercise of
    outstanding stock options and stock
    warrants................................                --               277               361
                                                    -----------       -----------       -----------
  Weighted average and dilutive potential
    outstanding.............................             9,411            10,024             9,735
                                                    ===========       ===========       ===========

NET INCOME (LOSS) PER COMMON
  SHARE:
  Basic:
    Income (loss) before extraordinary loss
      and change in accounting principle...         $     (.02)    $        2.31     $        1.93
    Extraordinary loss.....................               (.10)             (.24)             (.30)
    Change in accounting principle.........               (.06)               --                --
                                                    -----------       -----------       -----------
      Total basic..........................         $     (.18)    $        2.07     $        1.63
                                                    ===========       ===========       ===========
  Diluted:
    Income (loss) before extraordinary loss
      and change in accounting principle...         $     (.02)    $        2.25     $        1.86
    Extraordinary loss.....................               (.10)             (.24)             (.29)
    Change in accounting principle.........               (.06)               --                --
                                                    -----------       -----------       -----------
      Total diluted........................         $     (.18)    $        2.01     $        1.57
                                                    ===========       ===========       ===========

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